Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

Choice Bancorp, Inc.

Oshkosh, Wisconsin

We consent to the use in this Registration Statement on Form S-4 of Choice Bancorp, Inc. of our report dated March 26, 2010, with respect to the balance sheets of Choice Bank as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, appearing in the Prospectus, which is part of the Registration Statement, and to the reference to under the heading “Experts” in such Prospectus..

/s/ Wipfli LLP

Wipfli LLP

May 7, 2010

Green Bay, Wisconsin